Exhibit 5

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                                CAMPION MACDONALD
                            Barristers and Solicitors

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C. Brian Campion                                      Suite 200, Financial Plaza
Grant Macdonald, Q.C.                                         204 Lambert Street
Gareth C. Howells                                         Whitehorse, YT Y1A 3T2
James R. Tucker                                        Telephone: (867) 667-7885
Ken Kilpatrick                                               Fax: (867) 667-7600
                                                   Email: gmacdonald@anton.yk.ca

January 3, 2003

Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado
80127

Dear Sirs/Mesdames:

Re:   Vista Gold Corp.
      Our File: 20020989

We have acted as special Yukon counsel for Vista Gold Corp., a corporation incorporated under the laws of British Columbia and continued to the Yukon Territory (the "Company"), which we understand will file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-3 (the "Registration Statement"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the "Prospectus") relating to an aggregate of 3,012,409 common shares without par value (the "Shares"), of the Company, of which: (i) 1,511,639 Shares (the "Issued Shares") are currently issued and outstanding; and (ii) 1,500,770 Shares (the "Warrant Shares") are issuable on exercise of outstanding warrants of the Company (the "Warrants"). All 3,012,409 Shares will be sold by certain security holders of the Company (the "Selling Security Holders").

For the purpose of this opinion we have reviewed such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

CAMPION MACDONALD

Based upon and subject to the foregoing, we are of the opinion that:

1. The Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable common shares in the capital of the Company.

2. The Warrant Shares to be issued upon exercise of the Warrants have been allotted and duly authorized for issuance to the holders, from time to time, of the Warrants, and the Warrant Shares will, when issued upon the exercise of the Warrants in accordance with the terms of the Warrant certificates, be validly issued to the holder thereof as fully paid and non-assessable common shares in the capital of the Company.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a) we do not express any opinion with respect to the laws of any jurisdiction other than the Yukon Territory and the laws of Canada specifically applicable thereto; and

(b) our opinions are based on legislation and regulations in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Yours very truly,


/s/ CAMPION MACDONALD

Grant Macdonald, Q.C.
GCH/mlp